TITAN MACHINERY ELECTS TWO NEW BOARD MEMBERS

WEST FARGO, N.D. - February 28, 2017 - Titan Machinery Inc. (NASDAQ:TITN) announced today that it has elected Stan Erickson and John Henderson, to its Board of Directors. Messrs. Erickson and Henderson’s respective terms on the Board of Directors will each begin March 1, 2017.  With the election of Messrs. Erickson and Henderson, the Board will now consists of eight directors, including six independent directors.

“We are pleased that Stan and John have each accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Board Chair and CEO.  “Stan and John have each enjoyed a long and distinguished business career, and we believe that the Board and Titan Machinery will benefit from their experience and perspectives.”

Mr. Erickson currently serves as the President and Chief Executive Officer of Liberty Capital, Inc., which provides capital and investment services. Mr. Erickson co-founded Liberty Capital in 2013 after retiring from a 32-year distinguished career at ZieglerCat Inc., which is one of the largest Caterpillar dealers in the United States. Prior to his retirement, Mr. Erickson most recently served as President and Chief Operating Officer of ZieglerCat. Mr. Erickson currently serves on the board of directors of Electromed, Inc. (NYSEMKT: ELMD), where he serves as chair of the audit committee and a member of the nominating and governance committee. Mr. Erickson is a veteran of the United States Marine Corps, earned a B.S. from the University of Minnesota, has a CPA certification and began his business career as an auditor and tax professional.

Mr. Henderson is a seasoned business executive with over 25 years of experience, including over 20 years as an executive at CNH Industrial. From 2013 to 2015, Mr. Henderson served as Executive Chairman and President of Oncore Manufacturing, LLC, which was a privately-held, high mix electronic manufacturing services provider for the industrial, medical and aerospace industry, where he led the turnaround and eventual sale of company. Prior to his position at Oncore, Mr. Henderson was an executive with The GSI Group, LLC, which produces grain storage and protein production systems, where he served as President and Chief Operating Officer from 2010 to 2012 and as Senior Vice President and Chief Financial Officer from 2006 to 2010. Prior to joining The GSI Group, Mr. Henderson spent over 20 years at CNH, serving in a variety of leadership positions. Ultimately, from 2003 to 2006, Mr. Henderson served as Vice President and Controller of CNH’s North America and ANZ Agricultural Business. Mr. Henderson earned a B.S. in Business Management from the University of Wisconsin-Parkside and an M.B.A. from Marquette University.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

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